Exhibit 99.1

FOR IMMEDIATE RELEASE

Robert (Todd) DeYoung Joins Career Education Corporation as Senior Vice President

Corporate Marketing and Chief Marketing Officer

Hoffman Estates, Ill.—September 14, 2009—Career Education Corporation (CEC) (NASDAQ:CECO) today announced that Robert (Todd) DeYoung has joined CEC as Senior Vice President Corporate Marketing and Chief Marketing Officer. DeYoung will be responsible for brand development, lead generation and marketing strategies to enhance company growth.

Mr. DeYoung joins CEC with more than 20 years of experience in strategic marketing, branding, distribution and business development across a variety of industries within large and complex organizations. Most recently, DeYoung served as Corporate Vice President & General Manager of Latin America Mobile Devices Sector at Motorola, Inc. In this role, he had responsibility for overall business results across Motorola’s Latin American region. DeYoung also held senior positions with Allstate Insurance Company, Ameritech, and The Procter & Gamble Company. He earned an M.B.A. from the University of Michigan and a B.A. from Hope College.

“I am pleased that an executive of Todd’s caliber has joined CEC to lead the company’s marketing functions,” said Gary McCullough, President and Chief Executive Officer of Career Education Corporation. “Todd brings significant customer-focused marketing and branding experience that will improve our ability to attract and retain students.”

“I look forward to joining a leader in education with a strong and diverse portfolio of valuable brands in a growing industry,” said DeYoung. “The opportunity to work with an organization that positively impacts the lives of so many is particularly exciting.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high-quality education to a diverse student population of over 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s and associate degrees, and diploma and certificate programs. Approximately one-third of CEC’s students attend the web-based virtual campuses of American InterContinental University and Colorado Technical University.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, American InterContinental University; Brooks Institute; Colorado Technical University; Harrington College of Design; INSEEC Schools; International Academy of Design & Technology; Istituto Marangoni; Le

Cordon Bleu North America; and Sanford-Brown Institutes and Colleges. CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s more than 75 colleges, schools, and universities.

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Contact:	Investors: John Springer
847/585-3899

Media: Jeff Leshay
847/585-2005